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                                                                    EXHIBIT 11.1

                              PAMECO CORPORATION

                COMPUTATION OF HISTORICAL NET INCOME PER SHARE

                                                             YEAR                       NINE MONTHS
                                                            ENDED                          ENDED
                                                           FEBRUARY            NOVEMBER            NOVEMBER
                                                           29, 1996            30, 1995            30, 1996
                                                        (IN THOUSANDS, EXCEPT PER SHARE
                                                                 AMOUNTS)
Primary and fully diluted:
   weighted average common stock and common stock
     equivalents outstanding during the period              6,250                6,250               6,117

Effect of common stock equivalents issued subsequent to
       March 26, 1996 computed in accordance with the
       treasury stock method as required by the SEC(1)        237                  358                358
                                                        -------------------------------------------------------
          Total                                             6,487                6,608               6,535
                                                        =======================================================
Net Income                                                 $5,494               $6,220              $7,343
                                                        =======================================================
Historical net income per share of common stock             $0.85               $ 0.94              $ 1.12
                                                        =======================================================

_________________________________________________________

 (1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods prior to the initial public offering.